Exhibit 10.1

EXECUTION VERSION

PATENT PURCHASE AGREEMENT

     This PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between ProconGPS Inc., a Tennessee corporation, with an office at 2035 Lakeside Centre Way, Suite 125, Knoxville, TN 37922 (“Purchaser”), and CalAmp Products, Inc., a Delaware corporation, with an office at 1401 N. Rice Avenue, Oxnard, CA 93030 (“Seller”). The parties hereby agree as follows:

     1. DEFINITIONS

     “Aercept Business” means Seller’s business unit that sells Global Positioning System Products to the sub-prime vehicle finance sector for use in a Turnkey System maintained by Seller and/or Seller’s Affiliates and marketed under the Aercept brand.

     "Affiliate" of a party means any entity that directly or indirectly controls, is controlled by or is under common control with such party. For the purpose of this definition of Affiliate, (i) “control” means owning, directly or indirectly, fifty percent (50%) or more of the beneficial or record ownership of the outstanding shares or other ownership interests of an entity, or having, directly or indirectly, the power to designate fifty percent (50%) or more of such entity’s directors, managers, or individuals exercising authority in the governance of such entity, and (ii) “entity” includes without limitation any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, or unincorporated organization. An entity shall be deemed to be an Affiliate under this Agreement only so long as all the requirements of being an Affiliate are met. A complete list of Affiliates of Seller as of the Effective Date is included in the Disclosure Letter.

     “Assigned Patent Rights” means the Patents and additional rights set forth in paragraph 3.2.

     “Assignment of Patent Rights” means the assignment document of Exhibit A assigning ownership of the Assigned Patent Rights from Seller to Purchaser.

     “Backend System” means a database system and Wireless Data Service through which each data exchange with a Global Positioning System Product passes. The Backend System also includes the use of a mapping service.

     “Closing Date” means June 27, 2011.

     “Disclosure Letter” means Seller’s letter to Purchaser, dated as of the Effective Date, containing information and disclosures which provides exceptions to or otherwise qualifies the representations, warranties and covenants of Seller contained in this Agreement.

     “Effective Date” means the date set forth on the signature page of this Agreement.

     “Executed Assignment” means the executed and notarized Assignment of Patent Rights in Exhibit A, as signed by a duly authorized representative of Seller.

     “Global Positioning System Product” means a location determination and communication device manufactured by or on behalf of Seller or an Affiliate of Seller which is compatible for use with the Backend System.

     "Initial Deliverables" means (a) Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, which is current as of the Effective Date; (b) the names, addresses, email addresses, and phone numbers of all prosecution counsel and agents responsible for prosecution of the Patents; (c) copies of assignments for the Patents from any and all inventors and prior owners to Seller or Seller’s predecessor in interest; (d) the ribbon copies of the Patents; (e) any conception and reduction to practice materials for the subject matter described in the Patents; (f) any docket or schedule of actions or fee payments related to prosecution of the Patents; (g) other files and original documents relating to the Patents (including, without limitation, Letters Patents and assignments necessary to establish that Seller’s representations and warranties of Section 5 are true and correct); (h) copies of any and all licenses granted under the Patents, covenants not to sue, and other encumbrances on the Assigned Patent Rights; and (i) complete copies of any and all reexamination file histories of the Patents.

     “Licensed Product” means any product used in a Turnkey Solution provided by Seller or an Affiliate of Seller that is covered by the Patents.

     “Patents” means the following patents and any reissues, or reexaminations of the following patents:

Patent or			Title of Patent and First
Application No.	Country	Filing Date	Named Inventor
6,025,774	U.S.	6/24/1998	Method for Retrieving Vehicular
Collateral, Mark P. Forbes
6,249,217	U.S.	10/29/1999	Method for Retrieving Vehicular
Collateral, Mark P. Forbes

     “Seller License” has the meaning set forth in paragraph 3.3.

     “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

     “Turnkey Solution” means a system operated by Seller or an Affiliate of Seller, for use in a vehicle finance application, that combines a Global Positioning System Product together with a Backend System through which each data exchange with the Global Positioning System Product passes and where the Seller or an Affiliate of Seller integrates and provides the Backend System and the Wireless Data Services and mapping service utilized by the Backend System. For purposes of clarity, a customer of seller, or any affiliate of a customer cannot operate any portion of the Turnkey Solution.

     “Wireless Data Service” means a wide area network service provided or offered by Seller using wireless technology that is compatible with the Global Positioning System Product.

     2. TRANSMITTAL, REVIEW, CLOSING CONDITIONS AND PAYMENT

     2.1 TRANSMITTAL. By the time of closing, Seller will have delivered the Initial Deliverables and any other documents requested by Purchaser and agreed to be delivered by Seller (such additional documents and the Initial Deliverables are, collectively, the “Deliverables”), and that as a result of Purchaser’s review, the list of Patents in Exhibit A, may be revised by Purchaser both before and after the closing to conform these lists to the definition of Patents (and these revisions may therefore require the inclusion of additional provisional patent applications, patent applications, and patents on Exhibit A). To the extent any of the Patents are removed for any reason, the payment in paragraph 2.4 may be reduced by mutual agreement of the parties. If originals of the Deliverables are not available and delivered to Purchaser prior to closing, Seller will cause (i) such originals of the Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such originals are located and (ii) Seller will deliver to Purchaser a declaration, executed under penalty of perjury, detailing Seller’s efforts to locate such unavailable original documents and details regarding how delivered copies were obtained.

     2.2 Closing. The closing of the sale of the Assigned Patent Rights hereunder will occur when all conditions set forth in paragraph 2.3 have been satisfied or waived. Purchaser and Seller will use reasonable efforts to carry out the closing by the Closing Date.

     2.3 Closing Conditions. The following are conditions precedent to Purchaser’s obligation to make the payment in paragraph 2.4.

(a) Signature by Seller. Seller timely executed this Agreement and delivered a Transmitted Copy of this Agreement to Purchaser’s representatives by not later than the Closing Date and promptly delivered two (2) executed originals of this Agreement to Purchaser’s representatives.

(b) Compliance With Agreement. Seller performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the closing, including, without limitation, delivery of the Deliverables, and the Executed Assignment.

(c) Representations and Warranties True. Purchaser is satisfied that, as of the Effective Date and as of the closing, the representations and warranties of Seller contained in Section 5 are true and correct.

(d) Release of Security Interest. Any and all interests that any third party, including, without limitation, Square 1 Bank (and any successors thereto or Affiliates thereof), has or may have had in the Assigned Patent Rights has been fully released.

     2.4 Payment. At closing, Purchaser will deliver to Seller in cash the sum of $3,000,000 in immediately available funds via wire transfer. All payments made by Purchaser hereunder are strictly non-refundable. Purchaser may record the Executed Assignment with the applicable patent offices only upon or after closing.

     2.5 Sales Taxes. While the parties do not believe that sales tax obligations will be incurred as a result of the Assignment of Patent Rights, any sales tax liability incurred as a result of the execution of the Assignment of Patent Rights in favor of the Purchaser shall be the Purchaser’s sole responsibility.

     2.6 Termination and Survival. In the event all conditions to closing set forth in paragraph 2.3 are not met by the Closing Date, Purchaser will have the right to terminate this Agreement by written notice to Seller. Upon termination, Purchaser will return all documents delivered to Purchaser under this Section 2 to Seller. The provisions of Section 6 will survive any termination.

     3. TRANSFER OF PATENTS AND ADDITIONAL RIGHTS AND OBLIGATIONS

     3.1 Assignment of Patents. Upon the closing, Seller shall sell, assign, transfer, and convey to Purchaser all right, title, and interest in and to the Assigned Patent Rights by executing the Assignment of Patent Rights in the form set forth in Exhibit A. Seller understands and acknowledges that, if the Patents have been assigned to Affiliates of Seller or subsidiaries, Seller is required prior to the closing to perform any and all actions necessary to establish that Seller is the owner of the Patents at the time of closing, and to record any and all assignments to Seller.

     3.2 Assignment of Additional Rights and Obligations. Upon the closing, Seller hereby also sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to all (a) inventions, invention disclosures, and discoveries described in the Patents; (b) rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to the Patents and the inventions, invention disclosures, and discoveries therein; (c) causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, the Patents and/or the rights described in subparagraph 3.2(b), including all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement subject to the covenant not to sue set out in paragraph 5.4; and (d) rights to collect royalties, license fees or other payments under or on account of the Patents and/or any of the foregoing; provided, however, in each such instance, Purchaser’s rights shall be subject to Purchaser assuming all of Seller’s obligations, if any, in accordance with the term and conditions of the outstanding licenses and other agreements, as set forth in the Disclosure Letter.

3.3 License Back to Seller under Patents. Upon the closing, Purchaser hereby grants to Seller, under the Patents, and for the lives and any extension thereof, a fully paid-up, non-exclusive, non-sublicensable, perpetual, irrevocable, worldwide right and license ("Seller License") to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any Licensed Product. The Seller License shall apply to the development, reproduction, modification and subsequent distribution of Licensed Products by the Seller and any of its Affiliates, and by authorized agents of the Seller and its Affiliates such as, but not limited to distributors, replicators, value added resellers (VARs), and original equipment manufacturers (OEMs). The Seller License shall include any services to facilitate use of any Licensed Product by any end-use customer that purchases or leases a Licensed Product, anywhere in the world. The Seller License covers, applies to and extends to the use by and resale of any Licensed Product by any customer of such Licensed Product.

3.4 Limitations on Transferability of Seller License. The Seller License may be transferred to a transferee that is either (a) the purchaser of all or substantially all of the operating assets (other than cash) of Seller or its Aercept Business assets servicing vehicle financing, or (b) the successor of Seller in connection with a merger involving the sale of all, or substantially all, of the outstanding capital stock of Seller (each of (a) and (b) a "Permitted Transferee").

     In the event of such a transfer (a "Transfer"), the Licensed Products will not include, and in no event will the Seller License extend to: (1) any and all products, processes or services of a Permitted Transferee that were not Licensed Products prior to the Transfer; (2) any and all unlicensed products, processes or services sold by the Permitted Transferee prior to the Transfer; (3) any and all products, processes or services branded under one of the Permitted Transferee’s pre-Transfer brands; and (4) any and all products, processes or services sold after the Transfer that do not use a Backend System serving the Aercept Business or a Turnkey Solution that existed prior to the Transfer.

     Notwithstanding the foregoing restrictions, in no event will any Transfer: (i) void the terms of any license to the Patents that the Permitted Transferee holds prior to the Transfer; or (ii) relieve the Permitted Transferee of any outstanding legal obligations relating to the Patents.

     Seller shall, within thirty (30) days after a Transfer, provide Purchaser with written notice of such Transfer, which notice will contain: (a) the effective date of the Transfer, and (b) a description of the transaction through which the Transfer occurred.

     If the Permitted Transferee purchases the Aercept Business and not all or substantially all of the operating assets (other than cash) of Seller, and Permitted Transferee was not an Affiliate of Seller prior to the Transfer, then Seller License shall be subject to a lump sum royalty at the time of Transfer that is the lesser of $450,000 or $150,000 per annum prorated for the remaining lifetime of the Patents (“Transfer Royalty”). The Seller shall cause the Transfer Royalty to be paid in full to the Purchaser no later than the effective date of the Transfer.

     4. ADDITIONAL OBLIGATIONS

     4.1 Further Cooperation. At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. In addition, Seller will continue to prosecute, maintain, and defend the Patents at its sole expense until the closing.

     4.2 Payment of Fees. Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents from the Effective Date until the closing. Within thirty (30) days after the closing, upon Seller’s request and submission of evidence of payment that Purchaser may reasonably require, Purchaser will reimburse Seller for the amounts paid by Seller under this paragraph. Seller will forward all royalty payments received by Seller during the period between effective date until Closing.

     4.3 Customer Protection. Purchaser and Seller hereby acknowledge that customers are currently being harmed by the widespread practice of resellers and various service providers selling them a Turnkey Solution and then defaulting on their obligations to support the products over the life of the service agreement as well as defaulting on their payment obligations to their suppliers. In an attempt to address the above problem, Purchaser will provide a list in Exhibit B of resellers, dealers, agents, and various service providers (collectively “entities”) that are the subject of an unresolved claim. Seller hereby agrees that it will not sell a Turnkey Solution to an entity listed in Exhibit B that is not an existing customer of Seller as of the Effective Date. Purchaser will have the right to update Exhibit B from time to time throughout the life of the Patents. Purchaser may only add an entity to the list if the Purchaser has notified the entity in writing of the unresolved claim. Purchaser will remove the entity from Exhibit B no later than the earliest of the following: (a) one year after the entity is added to the list if by that time the issue has not been resolved and no legal action has been initiated to resolve the issue; and (b) thirty (30) days after the issue has been resolved, such as by a grant of a license under the Patents to the entity. For the avoidance of doubt, once an entity is removed from Exhibit B, Seller can sell a Turnkey Solution to the entity.

     5. REPRESENTATIONS AND WARRANTIES

     5.1 Of Seller. Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the closing:

     (a) Authority. Seller is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Seller has the full power and authority and has obtained or will prior to the closing all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.

     (b) Title and Contest. Except for certain security interests held by Square 1 Bank, which will be released prior to the closing, Seller owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents. Seller has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. Except for certain security interests held by Square 1 Bank, the Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened in writing, pending, or in progress relating in any way to the Assigned Patent Rights, except as detailed in the Disclosure Letter. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

     (c) Existing Licenses. There is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions. Except as provided in Section 5.1(c) of the Disclosure Letter, no licenses under the Patents have been granted or retained by Seller, any prior owners, or inventors. The sale or transfer of the Patents is subject to Purchaser honoring all of the terms and conditions in the agreements listed in Section 5.1(c) of the Disclosure Letter. After closing, none of Seller, any prior owner, or any inventor will retain any rights or interest in the Assigned Patent Rights except in the Seller License in paragraph 3.3.

     (d) Restrictions on Rights. With the exception of the covenant not to sue with iMetrik Solutions, Inc. listed in Section 5.1(d) of the Disclosure Letter, Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement of the Assigned Patent Rights as a result of any prior transaction related to the Assigned Patents.

     (e) Validity and Enforceability. Other than as disclosed in Section 5.1(b) of the Disclosure Letter, no final determination has ever been made that the Patents are invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, other than as disclosed in Section 5.1(b), Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for the patents, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the patents to an entity that was not a “small entity.”

     (f) Conduct. Seller or its agents or representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patents or hinder their enforcement, including, without limitation, misrepresenting Seller’s patent rights to a standard-setting organization.

     (g) Enforcement. Except as provided on Section 5.1(g) of the Disclosure Letter, Seller has not: (i) put a third party on notice of actual or potential infringement of the Patents, (b) invited any third party to enter into a license under the Patents, nor (c) initiated any enforcement action with respect to the Patents.

     (h) Patent Office Proceedings. Except as set forth in Section 5.1(b) of the Disclosure Letter, the Patents have not been or are not currently involved in any reexamination; reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

     (i) Fees. All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid. For the avoidance of doubt, Seller has no obligation to pay the maintenance fee due August 16, 2011 with respect to U.S. Patent 6,025,774 prior to closing. After closing, responsibility for payment of the maintenance fee due August 16, 2011 with respect to U.S. Patent 6,025,774 rests solely with Purchaser.

     (j) Complete Family. Except as provided on Sections 5.1(b) and 5.1(j) of the Disclosure Letter, there are no patents or patent applications (A) to which the Patents directly or indirectly claim priority, and/or (B) for which any of the Patents directly or indirectly form a basis for priority; (C) that were co-owned applications that incorporate by reference, or are incorporated by reference into, the Patents; (D) that are reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (A) through (C); or (D) that are foreign patents, patent applications and counterparts relating to any item in any of the foregoing categories (A) through (C), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

     5.2 Of Purchaser. Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the closing:

     (a) Authority. Purchaser is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Purchaser has the full power and authority and has obtained or will prior to the closing all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the acquisition of the Assigned Patent Rights by Purchaser.

     5.3 Disclaimer. NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, THE SCOPE, VALIDITY, ENFORCEABILITY, SUITABILITY, DURABILITY, CONDITION, AND QUALITY OF THE PATENT RIGHTS, THAT ANY PATENT WILL ISSUE FROM ANY PENDING APPLICATION, THAT PRACTICING THE SUBJECT MATTER OF THE PATENT RIGHTS OR THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE PRODUCTS WILL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY, OR ANY OTHER CHARACTERISTIC OF THE PATENT RIGHTS.

     5.4 Covenants Not to Sue.

     (a) Purchaser and Seller, on behalf of themselves and their Affiliates, both covenant not to sue each other or their respective Affiliates for a period of three (3) years from the Effective Date for infringement of any patent (a) having an earliest priority date which is prior to the Effective Date of this Agreement and (b) owned by the asserting party or its Affiliates prior to the Effective Date of this Agreement. In the event that a claim of patent infringement arises with respect to a patent covered by the covenant not to sue of this section 5.4(a), Purchaser and Seller, on behalf of themselves and their Affiliates, both agree to provide written notice of such claim and the parties agree to directly negotiate the resolution of the claim within ninety (90) days of receipt of notice of the claim. If the parties cannot reach agreement during the ninety (90) days, the parties will seek mediation in Los Angeles, CA with JAMS, The Resolution Experts. If the parties cannot reach agreement through mediation, then the parties will seek binding arbitration of their dispute through JAMS, The Resolution Experts in Los Angeles, CA. The parties will seek mediators and arbitrators experienced with patent matters, if reasonably available. The covenant not to sue in this section, 5.4(a), does not extend to inducement of infringement of the Patents by the Seller.

     (b) Purchaser covenants not to sue any third party for infringement of the Patents where the infringement involves the use of Seller supplied Global Positioning System Products acquired prior to the Effective Date or six (6) months thereafter. Purchaser may sue a third party for infringement of the Patents involving Seller supplied Global Positioning System Products acquired from Seller more than six (6) months after the Effective Date. For the purpose of clarity, the covenant not to sue does not extend to any past or future use of Global Positioning System Products acquired from third parties.

     5.5 Hardware Sales and Notice. Within 30 days of the Effective Date, Seller will notify those customers for which Seller has actual reason to suspect are practicing the patented methods covered in the Patents with a letter substantially in the form of Exhibit C. In addition, in the event Purchaser discovers and identifies in the future additional existing or new customers of Seller which Purchaser has actual reason to suspect are practicing the patented methods covered in the Patents, Seller will notify the identified customers with a letter substantially in the form of Exhibit C. From the period commencing six months after the Effective Date and until the Patents’ expiration, Seller will use commercially reasonable efforts to not sell Global Positioning System Products to customers when Seller has actual reason to suspect such Global Positioning System Products will be used to practice the Patented methods, unless the customer can demonstrate such use would be covered by a valid license to the Patents, or the use of the product does not infringe the Patents. For the avoidance of doubt, sales of Global Positioning System Products by Seller, when such products are used with a Backend System provided by Seller, is authorized and licensed. Sales of Global Positioning System Products by Seller for uses non-infringing upon the Patents, which includes, but is not limited to fleet tracking and other non-vehicle finance related applications, is authorized.

     6. MISCELLANEOUS

     6.1 Limitation of Liability. NEITHER SELLER’S NOR PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 2.4. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 6.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

     6.2 Limitation on Consequential Damages. NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE)) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY, FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

     6.3 Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

     6.4 Confidentiality of Terms. The parties hereto will keep the terms and existence of, and any information disclosed to them in accordance with or relating to this Agreement and the identities of the parties hereto and their Affiliates confidential and will not now or hereafter use or divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with administering or complying with its obligations with respect to this Agreement; (e) by Purchaser, in order to perfect Purchaser’s interest in the Assigned Patent Rights with any governmental patent office (including, without limitation, recording the Executed Assignment in any governmental patent office); (f) by Seller, in order to comply with its disclosure requirements under Securities and Exchange Commission regulations, or (g) to enforce Purchaser’s right, title, and interest in and to the Assigned Patent Rights; provided that, in (b) through (d) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure. Without limiting the foregoing, Seller will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

     6.5 Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of California, without reference to its choice of law principles to the contrary. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought and determined in any California State court sitting in the County of Ventura, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).

     6.6 Notices. All required communications under this Agreement shall be in writing, (in English or with an English translation), will refer to Purchaser and to this Agreement and will be delivered to the address set forth below by (i) personal delivery, or (ii) delivery postage prepaid by an internationally-recognized express courier service:

If to Purchaser	If to Seller
ProconGPS, Inc.	CalAmp Products, Inc.
c/o PROCON Inc.	1401 N. Rice Avenue
2035 Lakeside Centre Way	Oxnard, CA 93030
Suite 125
Knoxville, TN 37922	Attn: Rick Vitelle
Attn: Tim Welch

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery is refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

     6.7 Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

     6.8 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

     6.9 Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

     6.10 Miscellaneous. This Agreement, including its exhibits and the Disclosure Letter, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in writing signed by authorized representatives of both parties. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement. Exhibit A (entitled “Assignment of Patent Rights”), and Exhibit B (entitled “Hardware Sales and Notice”) and the Disclosure Letter are attached hereto and incorporated herein.

     6.11 Counterparts; Electronic Signature; Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document.

     In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER:

CalAmp Products, Inc.		ProconGPS, Inc.

By:	/s/ Richard Vitelle	By:	/s/ Brian Boling

Name:	Richard Vitelle	Name:	Brian Boling

Title:	Treasurer	Title:	CEO

Effective Date: June 27, 2011